Exhibit 10.1

ROBERT J. PHILLIPPY
PRESIDENT AND CHIEF EXECUTIVE OFFICER		NEWPORT CORPORATION
DIRECT DIAL: DIRECT FAX: EMAIL:	949.253.1284 949.253.1221 ROBERT.PHILLIPPY@NEWPORT.COM	1791 DEERE AVENUE IRVINE, CA 92606 949.863.3144

November 29, 2012

Gary J. Spiegel

11284 Hannaford Drive

Tustin, CA 92782-4316

Re:                             Transition Agreement

Dear Gary:

This letter agreement (the “Agreement”) sets forth our agreement regarding your transition to retirement and the compensation and benefits package that Newport Corporation (“Newport” or the “Company”) is providing you to assist in that process.  Once signed by you, this Agreement will confirm our mutual understanding on the following terms:

1.                                      Transition Role; Retirement Date; Consulting Agreement:

(a)                                 Transition Role:  We have agreed that, effective as of January 1, 2013, your position with Newport will become Vice President, Business Development.  In this position, you will continue to report directly to me, and will have such responsibilities as may be assigned to you from time to time.  Your base salary shall remain at the annualized rate of $285,000 per year during this period.

(b)                                 Retirement Date:  We have further agreed that your employment with Newport will terminate effective as of January 2, 2014 (“Retirement Date”).  On your Retirement Date, you will be issued a check that will include pay for all time worked through your Retirement Date, as well as for your three (3) weeks of accrued vacation balance.  Upon your Retirement Date, all benefits will cease except as set forth herein.  Newport shall have the discretion to relieve you of all duties and responsibilities at any time prior to your Retirement Date, but in such event you shall continue to receive the payments and benefits provided by this Agreement.

(c)                                  Consulting Agreement:  You and Newport will enter into a Consulting Agreement, to become effective upon your Retirement Date, pursuant to which Newport will engage you to perform consulting services related to business development for a period extending until March 31, 2014 or as otherwise mutually agreed.  The remuneration for such consulting services through March 31, 2014 is included in the retirement payment referenced in Section 2(a) below, and no additional remuneration shall be payable therefor.

2.                                      Retirement Benefits:

(a)                                 Retirement Payment:  If you (i) sign the Certificate (attached as Exhibit A to this Agreement) within the seven (7) day period following the Retirement Date, (ii) return an original signed Certificate to me during that same seven (7) day period, and (iii) do not revoke the Certificate within the time period specified in Exhibit A, Newport will provide you with a retirement payment equal to three hundred twenty-five thousand dollars ($325,000) (less applicable federal and state withholding taxes and deductions and reported on a W-2), payable in a lump sum within five (5) business days following the end of the time period specified in Exhibit A.

(b)                                 AIP Payout:  In accordance with the terms of Newport’s Annual Incentive Plan, you will be eligible to receive a bonus payout under this Plan (if any are earned) for 2012.  Notwithstanding the terms of this Plan, you agree that you will not be eligible for a bonus or other incentive compensation for 2013 or any subsequent period.

(c)                                  Equity Awards:  Your outstanding stock options, stock appreciation rights and restricted stock unit awards (“Awards”) will continue to be governed by the terms of your applicable award agreement(s) (each, an “Award Agreement”) and the applicable Stock Incentive Plan (the “Plan”).  All vesting of such Awards will cease as of the date of termination of your Continuous Service (as defined in your Award Agreements) with Newport, which will include your regular employment and your services as a consultant as described in Section 1(c) above.  The exercisability of any vested options and/or stock appreciation rights will continue to be governed by the terms of the applicable Award Agreements.  All applicable withholding taxes due to the exercise or vesting, as applicable, of such Awards must be paid or withheld at the time of such exercise.

(d)                                 COBRA:  You will be eligible to continue your current health insurance benefits under COBRA for up to eighteen (18) months following your Retirement Date.  Newport will pay the premiums for such coverage through December 31, 2014.  A certified COBRA package and an election form will be mailed to your home within two weeks of your Retirement Date.  If you fail to return your election form and do not elect COBRA coverage within 60 days of receiving your election form, your ongoing health insurance coverage will be cancelled.

(e)                                  Miscellaneous:  You may keep your Company-owned cellular phone, and you and Newport will cooperate to transfer such phone to your personal account no later than May 31, 2014.  For a period of three (3) months following the termination of your Consulting Agreement, Newport will maintain your direct office telephone line (949.253.1888), which shall be forwarded as directed by you in writing.  You agree to promptly forward all work-related calls made to such line to the appropriate person(s) at Newport.  You may also keep your Company-owned laptop computer, but the operating system and software programs (e.g. Microsoft Office), as well as any Company files, will need to be removed.  Newport’s IT staff will assist you with this process.

3.                                      Existing Benefits:

(a)                                 Benefits:  Your health insurance benefits (medical, dental, vision, and mental health) will continue in effect following the date hereof, and will terminate on the last day of the month in which your Retirement Date occurs (but will be eligible for continuation under COBRA as stated above).  All of your other current benefits (including without limitation your life insurance and disability plans) will continue through your Retirement Date, and will terminate as of such date.

(b)                                 401(k); ESPP:  If you are participating in Newport’s 401(k) Plan and/or Employee Stock Purchase Plan (ESPP), all contributions will end as of your Retirement Date.  You will be reimbursed on your Retirement Date for any monies contributed to the ESPP during the calendar quarter in which your Retirement Date occurs.

4.                                      Cooperation:  You and the management of Newport will refrain from making any disparaging comments about the other or from interfering in any way with the other’s business or future employment.  You and the management of Newport will mutually agree upon an announcement regarding your retirement, and all statements made by either party shall be consistent with the content of such statement.

5.                                      Solicitation or Hiring of Newport Employees:  As a material inducement for the Company to enter into this Agreement, you agree that, for a period extending from the date hereof until that date which is five (5) years following your Retirement Date, you will not, directly or indirectly, (a) solicit for employment, hire or contract with any employee of Newport or its subsidiaries, or (b) provide any assistance, advice or services to any other person or entity in connection with the solicitation for employment or contract, hiring of or contracting with any employee of Newport or its subsidiaries.  You agree that, in the event of any breach of this provision by you or your representatives, you will forfeit any amounts payable to you under the terms of Section 2(a) of this Agreement, and will repay to the Company any amounts previously paid to you under Section 2(a) of this Agreement.

5.                                      Representations and Warranties:  As a material inducement for the Company to enter into this Agreement, you represent and warrant to Newport as follows:

(a)                                 you have obtained no advice from the Company, and neither the Company, nor its attorneys, has made any representations regarding the tax consequences, if any, to you of your receipt of the payments provided for in this Agreement.  You understand that the taxability of these payments shall be governed by applicable federal, state, and local tax laws and regulations, and that you shall be solely responsible for any taxes, interest and penalties that you might owe with respect to such payments.

(b)                                 you have been paid all compensation and any other amounts owed to you by the Company other than the consideration for this Agreement set forth in Sections 1 and 2 above.  You represent, acknowledge and agree that you are not entitled to any other compensation, bonus, incentive compensation, payments, severance, stock or other benefits from the Company of any kind or nature whatsoever.

(c)                                  you have not assigned or transferred to any person not a party to this Agreement any claims being released by you in this Agreement or any part or portion thereof.

(d)                                 You acknowledge that you are entering into this Agreement freely and voluntarily, with a full understanding of its terms including the release of all claims.

6.                                      Release of the Company:  In consideration of the promises and commitments undertaken herein by the Company, including without limitation the payments and other benefits provided to you as described in Sections 1 and 2 above, and for other good and valuable consideration, receipt of which is hereby acknowledged, you hereby release, discharge, and covenant not to sue the Company, including its parents, subsidiaries, affiliates, and related companies, and all of its and their respective past and present employees, directors, officers, shareholders, attorneys, representatives, insurers, agents, successors, and assignees (individually and collectively the “Company Releasees”), from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever (upon any legal or equitable theory, whether contractual, in tort, common law, statutory, federal, state, local or otherwise), and each of them, including without limitation all claims related to your employment, compensation and/or benefits, changes in your position, responsibilities and/or compensation, and/or the termination of your employment, whether known or unknown, at any time up to and including the date you sign this Agreement.  The parties intend this release to be general and comprehensive in nature and to release all claims and potential claims against the Company Releasees to the maximum extent permitted by law.  Claims being released include specifically by way of description, but not by way of limitation, any and all claims:

(a)                                 arising out of or in any way related to your employment, compensation and/or benefits and the termination of your employment;

(b)                                 arising out of or in any way related to any claims under the Employee Retirement Income Security Act of 1974, as amended;

(c)                                  arising out of or in any way related to any federal, state, or local law prohibiting harassment, retaliation or discrimination on the basis of age, race, color, religion, disability, pregnancy, sex, sexual orientation, national origin, or citizenship, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Unruh Civil Rights Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, and/or the Sarbanes-Oxley Act;

(d)                                 for attorneys’ fees and litigation costs; and/or

(e)                                  arising out of or in any way related to any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date of this Agreement.

This release of claims (“Release”) does not prevent you from seeking a judicial determination as to the validity of this Agreement or bringing an action to enforce this Agreement.  This Agreement does not affect the rights and responsibilities of the Equal Employment Opportunity Commission.  You agree that if any court, agency, government agency or self-regulatory organization assumes jurisdiction over any complaint, charges, lawsuit, or other legal action that is subject to the release of claims identified in this Section, you waive all relief available to you, including without limitation, monetary damages and reinstatement.

7.                                      Civil Code Section 1542 Waiver:  It is further understood and agreed by you and the Company that, as a condition of this Agreement, you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have under California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

In connection with such waiver and relinquishment, you hereby acknowledge that you or your counsel may hereafter discover claims or facts in addition to, or different from, those which you now know or believe to exist, but that you expressly agree to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on your behalf against the Company Releasees at the time of execution of this Agreement.  You further acknowledge, understand and agree that this representation and commitment is essential to the Company and that this Agreement would not have been entered into were it not for this representation and commitment.

8.                                      ADEA Waiver.  You expressly recognize and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, which have arisen on or before the date of execution of this Agreement.  You warrant and represent that:

(a)                                 in return for this Agreement, you will receive compensation beyond that to which you were already entitled before entering into this Agreement;

(b)                                 you were advised, including by this Agreement, to consult with an attorney before signing this Agreement;

(c)                                  you have been given up to twenty-one (21) days to review the release and waiver of your ADEA claims under this Agreement

(d)                                 You have seven (7) days to revoke the release of your ADEA claims under this Agreement; and

(e)                                  you have voluntarily elected to execute this Agreement on the date set forth below.

In the event that you wish to revoke this Agreement, you must provide written notice of revocation to Jeffrey B. Coyne, Newport Corporation, 1791 Deere Avenue, Irvine, California 92606, received no later than the seventh day after you sign this Agreement.  This Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired (“Agreement Effective Date”).

9.                                      Confidentiality:  Neither you nor your attorneys, agents or assigns will hereafter, without compulsion of legal process, disclose to others, either directly, indirectly or by implication, the alleged facts giving rise to this Agreement, the fact or terms of this Agreement, the amount referred to in this Agreement, or the fact of the payment of said amount, except that you may disclose such information to members of your immediate family, or to your attorneys, accountants or other professional advisors to effect the purposes for which they have been consulted, or where disclosure is required by law.  Any person or entity to whom you are permitted to and in fact disclose the fact or terms or amounts referred to in this Agreement, other than where a disclosure is required by law, must be notified of and agree to the terms of this confidentiality provision.  In the event that any person or entity to whom you disclose the facts or terms or amounts referred to in this Agreement breaches this confidentiality obligation, the effect of such disclosure shall be as if you have breached your obligations hereunder.  In the event that you believe you are legally obligated by statutory or regulatory requirements (including compulsory legal process), to make such disclosures, you shall, within two (2) days, provide written notification to the Company’s General Counsel.  If the Company takes any action to challenge such disclosure, you shall defer making such disclosure until the Company’s challenge is finally resolved, unless you are otherwise ordered by a Court to give the information notwithstanding the Company’s challenge.

10.                               Other Proceedings:  You understand and agree that, except as may be required by subpoena, court order, or compulsion of legal process, you shall not, in any way, assist any individual or entity in commencing or prosecuting any action or proceeding, including, but not limited to any administrative agency claims, charges or complaints or any lawsuit against the Company Releasees or in any way cooperate or participate in any such action or proceeding, including trial, pretrial preparation, pre-litigation fact-gathering or administrative agency proceeding connected with any and all matters.  Absent compulsion of legal process, this Agreement bars you from testifying, providing documents or information, advising, counseling or providing any other form of assistance to any person or entity or government agency or administrative agency who wishes to make or who is making claims against the Company Releasees.  You understand and agree that, notwithstanding any provisions and covenants in this Section 10, nothing in this Agreement is intended to constitute an unlawful release or waiver of any of your rights under any laws and/or to prevent, impede, or interfere with your ability and/or right to:  (a) provide truthful testimony if under subpoena to do so; and/or (b) participate in an investigation or proceeding conducted by any governmental entity.

11.                               Other Provisions:

(a)                                 You acknowledge that you have executed Newport’s Proprietary Information Agreement and agree that you will continue to abide by the terms of such agreement.

(b)                                 You agree to cooperate with Newport in prosecuting or defending any legal action that relates in any manner to your employment.  All reasonable out-of-pocket expenses incurred by you relating to such cooperation will be reimbursed by Newport.

(c)                                  You will be solely responsible for directly paying all outstanding amounts on any Newport credit card, including both business-related and personal charges. You must submit to Newport within two weeks of your Retirement Date proper expense reports for business related charges in order to be reimbursed for such charges.

12.                               Voluntary Agreement:  By their authorized signatures below, you and the Company certify that they have carefully read and fully considered the terms of this Agreement, that they have had an opportunity to discuss these terms with attorneys or advisors of their own choosing, that they agree to all of the terms of this Agreement, that they intend to be bound by them and to fulfill the promises set forth herein, and that they voluntarily and knowingly enter into this Agreement with full understanding of its binding legal consequences.  You confirm that Newport has not made any representations not set forth in this Agreement, and that you are not relying on any representations or other matters in entering into this Agreement, other than as expressly set forth herein.

13.                               No Admission:  Neither this Agreement, nor anything contained in it, shall constitute or shall be used as an admission or as evidence of any liability or wrongdoing whatsoever.  This Agreement has no precedential effect.  Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce this Agreement or to defend against any claim relating to the subject matter of the releases contained herein or as required by court order, subpoena or other legal process.  Such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.

14.                               Existing Severance Compensation Agreement:  In the event of a Change in Control of the Company (as defined in that certain Severance Compensation Agreement dated April 1, 2008 between you and the Company [the “Severance Compensation Agreement”]) that occurs prior to your Retirement Date, in addition to the benefits and payments provided in this Agreement, you will receive (a) an additional retirement payment equal to one hundred forty-two thousand five hundred dollars ($142,500), and (b) the benefits set forth under Sections 4(b), 4(c), 4(d), 4(e) and 4(g) of the Severance Compensation Agreement.  Such benefits are subject to the conditions set forth in Section 2(a) of this Agreement.  Such benefits are in lieu of any other benefits under the Severance Compensation Agreement, which you and the Company agree is terminated and of no further force or effect.

15.                               Miscellaneous:

(a)                                 You agree that this letter, together with the Proprietary Information Agreement, sets forth all of the terms of your agreement with Newport and supersedes any and all agreements between you and Newport relating to your employment, except that any other agreements you have signed with Newport concerning confidential information shall remain in effect.

(b)                                 This Agreement cannot be modified except in writing signed by all parties.  The rights, benefits and obligations of the parties hereto will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, you may not assign or delegate your obligations under this Agreement either in whole or in part, other than pursuant to the laws of descent or distribution, without the prior written consent of the Company.  In the event of your death or incapacity prior to your execution of the Employment Termination Certificate, your legal representative may execute and deliver the Employment Termination Certificate to the Company as required by Section 2(a) above.

(c)                                  The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of California.  You and the Company each irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Orange County, State of California, for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper.

(d)                                 If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable.  Notwithstanding the foregoing, upon any finding by a court of competent jurisdiction that the release and obligations provided for in the above Sections of this Agreement are illegal, void or unenforceable, you agree, at the Company’s option, to execute a release, waiver and/or covenant that is legal and enforceable to effectuate the terms of this Agreement to the maximum extent permissible under the law.

(e)                                  You and the Company each acknowledge that they have had the opportunity to consult with legal counsel of their choice prior to execution and delivery of this Agreement, and have in fact done so.  You acknowledge that you have been specifically advised by counsel of the consequences of the releases contained in this Agreement.

(f)                                   Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

(g)                                  This Agreement may be executed in separate counterparts and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document.

To confirm that you agree to these terms, please sign and date the enclosed copy of this agreement no later than forty-five (45) days after you receive it.  This agreement will not take effect until the Agreement Effective Date, prior to which time you may revoke your acceptance as provided in Section 8 above.

We believe that this covers the details of our agreement. Should you have any questions or concerns, please contact me.

Regards,

/s/ Robert J. Phillippy

Robert J. Phillippy
President and Chief Executive Officer

I agree to the terms stated in this Agreement.

/s/ Gary J. Spiegel	November 29, 2012
Gary J. Spiegel	Dated

EXHIBIT A

EMPLOYMENT TERMINATION CERTIFICATE

I, Gary Spiegel, entered into a settlement and release agreement (“Agreement”) with Newport Corporation on November 29, 2012.  I hereby acknowledge that:

1.                                      A blank copy of this Employment Termination Certificate (“Certificate”) was attached as Exhibit A to the Agreement when it was given to me for review.  I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Agreement.  I may revoke this Certificate within seven (7) days after I sign it.  I was advised to discuss the Agreement, including this Certificate, with an attorney before executing either document.

2.                                      Some of the benefits payable under the Agreement (“Remaining Benefits”) are only payable to me if I sign this Certificate and do not revoke it within seven (7) days after I sign it.

3.                                      My employment actually terminated before I signed this Certificate, and, in exchange for my Remaining Benefits, I hereby agree that this Certificate will be a part of my Agreement and that my Agreement will be construed and applied as if I signed it on the day I signed this Certificate.  This extends my releases of claims under the Agreement to any claims that arose during the remainder of my employment through the date my employment terminated.

4.                                      This Certificate shall not become effective or enforceable until the seven (7) day revocation period has expired (“Certificate Effective Date”).

Dated:
Gary J. Spiegel